Exhibit 99.2

November 1, 2005

Re:	Third Quarter 2005 Wells Limited Partnership Account Summary and Fact Sheets

Dear Wells L.P. Investor:

I’m pleased to introduce some improvements to your third quarter limited partnership update. First, we’ve combined several documents into this one mailing in order to reduce the partnerships’ costs and ultimately benefit investors like you.

For your reference, the enclosed packet contains the following materials:

•	Partnership Account Details of all your account activity in the third quarter

•	Consolidated Partnership Distribution Summary of third quarter distributions and withholdings if the fund(s) in which you are invested are distributing funds this quarter*

•	Consolidated Distribution Check if the fund(s) in which you are invested are distributing funds this quarter*

•	Third Quarter 2005 L.P. Fact Sheet for each fund in which you are a limited partner

*	Investors in Wells Funds III, IV, VI, VII, VIII, IX, X, XI, XII, and XIII will receive a net sale proceeds (NSP) distribution this quarter, as announced in our communication dated August 15, 2005.

Also, you’ll notice that the Consolidated Partnership Distribution Summary has been newly revamped to include any operating distributions (quarterly amounts paid out of net cash flow from operations), NSP distributions (net proceeds from sales of properties), and withholdings deducted during the third quarter.

As in previous quarters, you won’t want to miss reading the fund fact sheet(s), which provide(s) a good overview of a fund’s portfolio, property activity, and current return. If you’d like to learn even more, we encourage you to read the third quarter Form 10-Q for your fund(s) at www.wellsref.com. Simply click on “Wells Limited Partnerships” on the main page to access the filing(s) for your fund(s).

We hope these enhancements are helpful to you and invite you to contact us at 800-557-4830 if you have any questions. Our Client Services Specialists are available Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to clientservices@wellsref.com.

As a valued Wells investor, you can continue to look to us to maintain a high standard of service, and we thank you for your support of these cost-saving initiatives.

Sincerely,

/s/ Leo F. Wells III
Leo F. Wells III
General Partner

Enclosures

cc:	Financial Representative